PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus Dated May 4, 2010)	Registration No. 333-165977

$100,000,000
Common Shares of Beneficial Interest

We have entered into a sales agreement with BMO Capital Markets Corp. relating to the common shares of beneficial interest offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, and except as noted below, we may offer and sell our common shares of beneficial interest, no par value per share, or common shares, with an aggregate public offering price of up to $100,000,000 from time to time through BMO Capital Markets Corp. as our agent for the offer and sale of the common shares.

Our common shares are listed on the NASDAQ Global Select Market under the symbol “IRET.” The last reported sale price of our common shares on the NASDAQ Global Select Market on January 19, 2012 was $7.31 per share.

Sales of our common shares, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, or the Securities Act, including sales made directly on the NASDAQ Global Select Market or sales made to or through a market maker other than on an exchange. To the extent that we sell our common shares in other transactions that are deemed to be “at the market offerings” pursuant to one or more sales agreements with other agents, the number of our common shares available for sale under this prospectus supplement and the accompanying prospectus will not be reduced by the number of common shares sold by the other agents.

BMO Capital Markets Corp. is not required to sell any specific number or dollar amount of common shares, but will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices on mutually agreed upon terms between BMO Capital Markets Corp. and us.  The common shares to which this prospectus supplement relates will be offered and sold through BMO Capital Markets Corp., over a period of time and from time to time, in transactions based on then-current market prices.  BMO Capital Markets Corp. will be entitled to compensation of up to 2.0% of the gross sales price of the common shares sold under the sales agreement. In connection with the sale of common shares on our behalf, BMO Capital Markets Corp. may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of BMO Capital Markets Corp. may be deemed to be underwriting commissions or discounts.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our common shares involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement, on page 4 of the accompanying prospectus and beginning on page 11 of our Annual Report on Form 10-K for the fiscal year ended April 30, 2011, and other information that we file from time to time with the SEC, each of which is or will be incorporated herein by reference.

BMO CAPITAL MARKETS
The date of this prospectus supplement is January 20, 2012

Prospectus Supplement

About This Prospectus Supplement	S-1
Forward-Looking Statements	S-1
Risk Factors	S-3
Use of Proceeds	S-4
Plan of Distribution	S-4
Additional Material Federal Income Tax Considerations	S-5
Legal Matters	S-6
Experts	S-6
Incorporation of Information Filed with the SEC	S-6
Available Information	S-7

Prospectus

About this Prospectus	3
Forward-Looking Statements	3
Investors Real Estate Trust	3
Risk Factors	4
Use of Proceeds	4
General Description of the Offered Securities	4
Description of Common Shares	4
Description of Preferred Shares	6
Restrictions on Ownership and Transfer	11
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends	11
Material Federal Income Tax Considerations	12
Plan of Distribution	35
Legal Matters	36
Experts	36
Where You Can Find More Information	36
Documents Incorporated by Reference	36

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. This prospectus supplement adds, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference.

To the extent any inconsistency or conflict exists between the information included or incorporated by reference in this prospectus supplement and the information included or incorporated by reference in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. Unless the context clarifies otherwise, all references to “we,” “our,” “IRET,” “us” or “the company” in this prospectus supplement and the accompanying prospectus mean Investors Real Estate Trust and its consolidated subsidiaries.

This prospectus supplement is part of a registration statement that we have filed with the SEC relating to the securities offered hereby. This prospectus supplement does not contain all of the information that we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Available Information” in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and BMO Capital Markets Corp. has not, authorized any other person to provide you with additional or different information. We are not, and BMO Capital Markets Corp. is not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein is accurate as of any date other than the respective dates of such documents or as of other dates which are specified in those documents. Our business, financial condition, liquidity, funds from operations, or FFO, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include and incorporate by reference forward-looking statements that are subject to risks and uncertainties. These forward-looking statements are made in accordance with Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to obtain future financing arrangements or refinance existing indebtedness as it matures;

•	our ability to make distributions to our shareholders in the future;

•	our understanding of our competition;

•	market trends;

•	our future acquisitions or dispositions of properties;

•	projected capital expenditures; and

•	our use of the proceeds of this offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance and are not statements of historical fact. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements:

•
the factors referenced in the accompanying prospectus and in the documents incorporated by reference, including those set forth under the section captioned “Risk Factors” in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended April 30, 2011;

•	general volatility of the capital markets and the market price of our common shares;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy;

•	the degree and nature of our competition;

•	defaults in the performance of lease terms by our tenants;

•	the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

•	risk of our tenants not renewing their leases;

•	the concentration of leases among our largest tenants;

•	our continued qualification as a real estate investment trust, or REIT, for federal income tax purposes;

•	risks relating to real estate ownership and development; and

•	risks associated with use of leverage to acquire properties.

When we use the words “believe,” “expect,” “anticipate,” “estimate” and variations of these words or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which may ultimately prove to be incorrect or false.

There are a number of risk factors associated with the conduct of our business, and the risks listed above or discussed in the section entitled “Risk Factors” beginning on page S-3 of this prospectus supplement, on page 4 in the accompanying prospectus and beginning on page 11 of our Annual Report on Form 10-K for the year ended April 30, 2011, and in the documents incorporated by reference may not be exhaustive. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. All forward-looking statements should be reviewed with caution. Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statements, the factors listed above or the matters discussed in the sections entitled “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended April 30, 2011, or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

RISK FACTORS

Your investment in our common shares involves substantial risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the factors set forth below, under the caption “Item 1A. Risk Factors” of our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement, and in the accompanying prospectus and other information that we file with the SEC before deciding whether an investment in our common shares is suitable for you. If any of the risks contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus develop into actual events, our business, financial condition, liquidity, results of operations, FFO and prospects could be materially and adversely affected, the market price of our common shares could decline and you may lose all or part of your investment.

We may be unable to invest a significant portion of the net proceeds of this offering on acceptable terms.

Delays in investing the net proceeds of this offering may impair our performance. We cannot assure you that we will be able to identify properties that meet our investment objectives or that any investment we make will produce a positive return. We may be unable to invest the net proceeds of this offering on acceptable terms within the time period that we anticipate or at all, which could adversely affect our financial condition and operating results.

Moreover, we will have significant flexibility in investing the net proceeds of this offering and may use the net proceeds from this offering in ways with which investors may not agree or for purposes other than those contemplated at the time of this offering.

Volatility in the capital and credit markets could materially and adversely impact us.

The capital and credit markets have been experiencing extreme volatility and disruption, which has made it more difficult to borrow money and raise equity capital. If current levels of market disruption and volatility continue or worsen, we may not be able to obtain new debt financing or refinance our maturing debt on favorable terms or at all. In addition, our future access to the equity markets could be limited. If we cannot access capital or we cannot access capital on acceptable terms, we may be required to liquidate one or more investments in properties at times that may not permit us to realize the maximum return on those investments, and which could also result in adverse tax consequences to us. Any such financing or refinancing issues could materially and adversely affect us. Moreover, market turmoil and tightening of credit have also led to a reduction of business activity generally, which may adversely impact us, including our ability to acquire and dispose of assets and continue our development pipeline.

The volatility in the capital and credit markets may also have a material adverse effect on the market price of our common shares.

As with other public companies, the availability of debt and equity capital depends, in part, upon the market price of our common shares and investor demand, which, in turn, depends upon various market conditions that change from time to time. Among the market conditions and other factors that may affect the market price of our common shares is the market’s perception of our current and future financial condition, liquidity, growth potential, earnings, FFO and cash distributions. Our failure to meet the market’s expectations with regard to any of these or other items would likely adversely affect the market price of our common shares, possibly materially. We cannot assure you that we will be able to raise the necessary capital to meet our debt service obligations, pay dividends to our shareholders or make future investments necessary to implement our business plan, and the failure to do so could have a material adverse effect on us.

This offering may be dilutive.

Giving effect to the issuance of common shares in this offering, the receipt of the expected net proceeds and the use of those proceeds, this offering may have a dilutive effect on our earnings and FFO per share. The actual amount of any possible dilution cannot be determined at this time and will be based upon numerous factors, not all of which are currently known to us.

Future sales or issuances of our common shares may cause the market price of our common shares to decline.

The sale of substantial amounts of our common shares, whether directly by us or in the secondary market, the perception that such sales could occur or the availability for future sale of our common shares or securities convertible into or exchangeable or exercisable for our common shares could materially and adversely affect the market price of our common shares and our ability to raise capital through future offerings of equity or equity-related securities. In addition, we may issue additional classes of preferred shares, capital stock or other equity securities senior to our common shares in the future for a number of reasons, including to finance our operations, acquisitions and business plan or to adjust our ratio of debt to equity.

The market price of our common shares may fluctuate significantly.

The market price of our common shares may fluctuate significantly in response to many factors, including:

•	actual or anticipated variations in our operating results, FFO, cash flows or liquidity;

•	changes in our earnings estimates or those of analysts and any failure to meet such estimates;

•	changes in our dividend policy;

•	publication of research reports about us or the real estate industry generally;

•	changes in market valuations of similar companies;

•	additions or departures of key management personnel;

•	speculation in the investment community;

•	the realization of any of the other risk factors included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus; and

•	general market and economic conditions.

Many of the factors listed above are beyond our control. Those factors may cause the market price of our common shares to decline, regardless of our financial performance and condition and prospects. It is impossible to provide any assurance that the market price of our common shares will not fall in the future, and it may be difficult for holders to resell shares of our common shares at prices that they find attractive, or at all.

USE OF PROCEEDS

We plan to contribute the net proceeds from any sale of our securities to our operating partnership, IRET Properties, to use for general business purposes, including the acquisition, development, renovation, expansion or improvement of income-producing real estate properties and debt repayment.

PLAN OF DISTRIBUTION

We have entered into a sales agreement with BMO Capital Markets Corp. pursuant to which we may, over a period of time and from time to time, issue and sell our common shares having an aggregate offering price of up to $100,000,000 through BMO Capital Markets Corp. as our sales agent. The form of the sales agreement has been filed as an exhibit to a Current Report on Form 8-K which is incorporated by reference into this prospectus supplement. Upon written instructions from us, BMO Capital Markets Corp. will use its commercially reasonable efforts consistent with its sales and trading practices, to solicit offers to purchase the common shares under the terms and subject to the conditions set forth in the sales agreement. BMO Capital Markets Corp.’s solicitation will continue until we instruct BMO Capital Markets Corp. to suspend the solicitations and offers. We will instruct BMO Capital Markets Corp. as to the maximum amount of common shares to be sold by BMO Capital Markets Corp. We may instruct BMO Capital Markets Corp. not to sell common shares if the sales cannot be effected at or above the price designated by us in any instruction. We or BMO Capital Markets Corp. may suspend the offering of common shares upon proper notice to the other party and subject to other conditions.

BMO Capital Markets Corp. will provide written confirmation to us no later than the opening of the trading day on the NASDAQ Global Select Market following the trading day in which our common shares are sold under the sales agreement. Each confirmation will include the number of shares sold on the preceding day, the net proceeds to us and the compensation payable by us to BMO Capital Markets Corp. in connection with the sales. We will report at least quarterly in our periodic filings or, to the extent required by applicable law and SEC interpretations thereof, a prospectus supplement, the number of our common shares sold through BMO Capital Markets Corp. in at the market offerings and the net proceeds to us in connection with such sales of our common shares.

We will pay BMO Capital Markets Corp. commissions for its services in acting as agent in the sale of common shares. BMO Capital Markets Corp. will be entitled to compensation of up to 2.0% of the gross sales price per share for common shares sold under the sales agreement. We estimate that the total expenses for this offering, excluding compensation payable to BMO Capital Markets Corp. under the terms of the sales agreement, will be approximately $150,000.

Settlement for sales of common shares will occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and BMO Capital Markets Corp. in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the common shares on our behalf, BMO Capital Markets Corp. may, and will with respect to sales effected in an “at the market offering,” be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of BMO Capital Markets Corp. may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to BMO Capital Markets Corp. against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to reimburse BMO Capital Markets Corp. for other specified expenses.

The offering of our common shares pursuant to the sales agreement will terminate upon the earlier of (1) the sale of all common shares subject to the sales agreement or (2) termination of the sales agreement. The sales agreement may be terminated by us in our sole discretion at any time by giving notice to BMO Capital Markets Corp. The sales agreement may also be terminated by BMO Capital Markets Corp. under the circumstances specified in the sales agreement and in its sole discretion at any time by giving notice to us.

ADDITIONAL MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements, and should be read together with, the discussion under the heading “Material Federal Income Tax Considerations” in the prospectus.  The following is a summary of certain additional material federal income tax considerations with respect to the acquisition, ownership and disposition of our common shares.

You should consult your own tax advisor regarding the specific tax consequences of the acquisition, ownership and disposition of our common shares.

Federal Income Taxation of Investors Real Estate Trust

We previously leased five assisted living facilities to a wholly-owned subsidiary of our operating partnership, LSREF Golden OPS 14 (WY), LLC (“LSREF Golden OPS”), as discussed in the accompanying prospectus under “Material Federal Income Tax Considerations—Federal Income Taxation of Investors Real Estate Trust—Requirements for Qualification” and “Material Federal Income Tax Considerations—Federal Income Taxation of Investors Real Estate Trust—Requirements for Qualification—Income Tests.”  On January 13, 2012, we sold all of our interest in LSREF Golden OPS to a third party and, consequently, the five assisted living facilities referred to above are now leased by a third party.

Taxation of U.S. Shareholders

For taxable years beginning after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends paid on our shares received by U.S. shareholders who own their shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for taxable years beginning after December 31, 2014, on proceeds from the sale of our shares received by U.S.

shareholders who own their shares through foreign accounts or foreign intermediaries. We will not pay any additional amounts in respect of any amounts withheld.

Taxation of Non-U.S. Shareholders

For taxable years beginning after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends paid on our shares received by certain non-U.S. shareholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, a U.S. withholding tax at a 30% rate will be imposed, for taxable years beginning after December 31, 2014, on proceeds from the sale of our shares received by certain non-U.S. shareholders. If payment of withholding taxes is required, non-U.S. shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the Internal Revenue Service, or IRS, to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described in the accompanying prospectus are subject to sunset provisions. These sunset provisions generally provide that for taxable years beginning after December 31, 2012, certain provisions that are currently in the Internal Revenue Code of 1986, as amended, or the Code, will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions in the accompanying prospectus. Prospective shareholders are urged to consult their tax advisors regarding the effect of sunset provisions on an investment in our common shares.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP and by Pringle & Herigstad, P.C. The description of federal income tax considerations under the caption “Material Federal Income Tax Considerations” in the accompanying prospectus and under the caption “Additional Material Federal Income Tax Considerations” in this prospectus supplement is based upon the opinion of Hunton & Williams LLP. Certain legal matters in connection with this offering will be passed upon for BMO Capital Markets Corp. by Bass, Berry & Sims PLC.

EXPERTS

The financial statements and the related financial statement schedules as of April 30, 2011 and 2010, and for each of the three years in the period ended April 30, 2011, incorporated in this prospectus supplement by reference from the Company's Current Report on Form 8-K filed on December 12, 2011, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein.  Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document which is incorporated by reference in this prospectus supplement or the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement, the accompanying prospectus, or information we later file with the SEC, modifies or replaces that information.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Quarterly Reports on Form 10-Q for the quarters ended July 31, 2011 and October 31, 2011, filed on September 9, 2011 and December 12, 2011, respectively;

•	our Annual Report on Form 10-K for the year ended April 30, 2011, filed on July 14, 2011;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended April 30, 2011 from our Definitive Proxy Statement on Schedule 14A, filed on August 8, 2011; and

•
our Current Reports on Forms 8-K (excluding any information furnished but not filed thereunder) filed on June 3, 2011; June 23, 2011; June 30, 2011 (Item 8.01 only); September 6, 2011; September 23, 2011; December 12, 2011 (relating to discontinued operations) and January 20, 2012.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and the accompanying prospectus and prior to the termination of the offering of the common shares covered under this prospectus supplement and the accompanying prospectus shall be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus and will automatically update and supersede the information in this prospectus supplement, the accompanying prospectus and any previously filed documents. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet website www.sec.gov and through the NASDAQ Global Select Market, One Liberty Plaza, 165 Broadway, New York, NY 10006, on which our common shares are listed.

To obtain a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents) please contact us at:

Investors Real Estate Trust
1400 31st Avenue SW, Suite 60
Minot, ND 58701
Attn: Shareholder Relations
Telephone: (701) 837-4738

Our SEC filings also are available on our Internet website free of charge at http://www.iret.com. The information on our website is not, and you must not consider the information to be, a part of this prospectus supplement or the accompanying prospectus.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance with those requirements, we file annual, quarterly and current reports, proxy statement and other information with the SEC. The reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can be obtained by mail from the Public Reference Section of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system. In addition, our common shares are listed on the NASDAQ Global Select Market and we are required to file reports, proxy and information statements and other information with the NASDAQ Global Select Market. These documents can be inspected at the principal office of the NASDAQ Stock Market LLC, One Liberty Plaza,165 Broadway, New York, NY 10006, Phone: 212-401-8700.  We have filed with the SEC a registration statement on Form S-3 (Registration File No. 333-165977) covering the securities offered by this prospectus supplement. You should be aware that this prospectus supplement does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in this paragraph. Statements contained in this prospectus supplement concerning the contents of any document to which we refer you are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

Prospectus
$150,000,000
Common Shares of Beneficial Interest
Preferred Shares of Beneficial Interest

Investors Real Estate Trust may from time to time offer and sell:  (i) our common shares of beneficial interest, no par value, and (ii) in one or more classes or series, our preferred shares of beneficial interest, no par value, all with an aggregate public offering price of up to $150,000,000, on terms to be determined at the time of the offering.  In this prospectus, we refer to our common shares of beneficial interest as our common shares, our preferred shares of beneficial interest as our preferred shares, and we refer to our common shares and our preferred shares collectively as our securities.  Our securities may be offered, separately or together, in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus (each, a prospectus supplement).  The aggregate public offering price and terms of the securities will be determined by market conditions at the time the securities are offered.

The specific terms of any securities we sell and the terms on which we are offering such securities will be set forth in a prospectus supplement.  The specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes.  The applicable prospectus supplement will also contain information, where applicable, about material federal income tax considerations relating to, and any listing on a securities exchange of, the securities offered by the prospectus supplement.  The applicable prospectus supplement may also add to, update or change information contained in this prospectus.  You should carefully read this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before you invest in any of our securities.

Our common and preferred shares are traded on the NASDAQ Global Select Market under the symbols “IRET” and “IRETP”, respectively.  Our executive offices are located at 3015 16th Street SW, Suite 100, Minot, North Dakota 58701, telephone number: 701-837-4738.  Our website address is www.iret.com.  The information set forth on, or otherwise accessible through, our web site is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission, or the SEC.

We may sell the securities offered by this prospectus directly, through agents designated by us from time to time or to or through underwriters or dealers.  If any agents, underwriters or dealers are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.  None of our securities may be sold without delivery of a prospectus supplement.

Investing in our securities involves certain risks.  See “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended April 30, 2009 , which is incorporated by reference herein, as updated and supplemented by our periodic reports and other information that we file with the SEC.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2010.

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus or incorporated by reference into this prospectus or an applicable prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent.  This prospectus and any prospectus supplement do not constitute an offer to sell, or the solicitation of any offer to buy, any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof.
_______________

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total aggregate dollar amount of $150,000,000.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained and incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement.  If anyone provides you with different or inconsistent information, you should not rely on it.  You should assume that the information in this prospectus and the applicable prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement.  Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  You can identify some of the forward-looking statements by their use of forward-looking words, such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or similar words.  Forward looking statements contained or incorporated by reference in this prospectus include, among others, statements about the Company’s business strategies, including its acquisition and development strategies and internal property management initiative, industry trends, debt and capital market trends, and expected liquidity needs and sources (including capital expenditures and the ability to obtain financing or raise capital).  Forward-looking statements involve inherent risks and uncertainties regarding events, conditions and financial trends that may affect our future plans of operation, business strategy, results of operations and financial position.  A number of important factors could cause actual results to differ materially from those included within or contemplated by such forward-looking statements, including, but not limited to, the status of the economy, the status of capital markets including prevailing interest rates, compliance with and changes to regulations within environmental protection regimes, changes in financing terms, competition within the commercial office, medical (including senior housing), industrial, retail and multi-family housing industries, and changes in federal, state and local legislation.  For a discussion of these and other factors that could cause actual results to differ from those contemplated in the forward-looking statements in this prospectus and in documents incorporated by reference in this prospectus, see the discussion under “Risk Factors” contained in this prospectus and in other information contained in our publicly available filings with the SEC, including our annual report on Form 10-K for the year ended April 30, 2009.  We do not undertake any responsibility to update any of these factors or to announce publicly any revisions to forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTORS REAL ESTATE TRUST

Our Company

We are a self-advised REIT that owns and operates commercial office, medical, industrial and retail properties and multi-family residential properties located primarily in the upper Midwest.  We own the majority of our properties and conduct substantially all of our operations through our operating partnership, IRET Properties.

Our principal executive office is located at 3015 16th Street SW, Suite 100, Minot, North Dakota, 58701, and our telephone number is (701) 837-4738.

RISK FACTORS

Investing in our company involves various risks, including the risk that you may lose your entire investment.  Any one of the risk factors discussed, or other factors, could cause actual results to differ materially from expectations and could adversely affect our profitability.  These risks are interrelated, and you should treat them as a whole.  These risks described are not the only risks that may affect us.  Additional risks and uncertainties not presently known to us or not identified, may also materially and adversely affect our business, financial condition, results of operations and ability to make distributions to our shareholders.  Before making an investment decision, you should carefully consider all of the risks described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended April 30, 2009 and any risk factors in our subsequent SEC filings incorporated by reference herein, in addition to the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.  In connection with the forward-looking statements that appear in the prospectus, you should also carefully review the cautionary statements referred to in “Forward-Looking Information” on page 3 of this prospectus.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we plan to contribute the net proceeds from any sale of our securities to our operating partnership, IRET Properties, to use for general business purposes, including the acquisition, development, renovation, expansion or improvement of income-producing real estate properties and debt repayment.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may offer under this prospectus one or more of the following categories of our securities:

•	common shares, no par value per share; and

•	preferred shares, no par value per share, in one or more series.

The terms of any specific offering of securities will be set forth in a prospectus supplement relating to such offering.

Pursuant to our Third Restated Declaration of Trust, we are authorized to issue an unlimited number of our common shares, and an unlimited number of our preferred shares.  As of January 31, 2010, 73,965,593 common shares were outstanding, and 1,150,000 of our 8.25% Series A Cumulative Redeemable Preferred Shares, no par value (“Series A Preferred Shares”) were outstanding. For a description of our Series A Preferred Shares, we refer you to our registration statement on Form 8-A, filed with the SEC on April 22, 2004 and incorporated by reference into this prospectus.

Our common shares are listed on the NASDAQ Global Select Market under the symbol “IRET.”  Our Series A Preferred Shares are listed on the NASDAQ Global Select Market under the symbol “IRETP.”  We may apply to list the securities which are offered and sold hereunder, as described in the prospectus supplement relating to such securities.

DESCRIPTION OF COMMON SHARES

The following description of our common shares sets forth certain general terms and provisions of the common shares to which any prospectus supplement may relate, including a prospectus supplement providing that common shares will be issuable upon conversion of preferred shares.  The statements below describing our common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our Third Restated Declaration of Trust and Bylaws, including any applicable amendments.  The description of our common shares is also subject to any terms specified in any applicable prospectus supplement.

General. Our Third Restated Declaration of Trust authorizes the issuance of an unlimited number of our common shares.  As of January 31, 2010, (i) there were 73,965,593 of our common shares outstanding and 20,852,895 limited partnership units of IRET Properties, our operating partnership, outstanding, of which

20,075,000 were then eligible for redemption for cash or (at our option) for common shares on a one-to-one basis; (ii) we had no classes or series of shares outstanding other than our common shares and our Series A Preferred Shares, and (iii) there were no warrants, stock options or other contractual arrangements, other than the limited partnership units, requiring redemption for cash or through the issuance of our common shares or other shares.

Voting Rights.  Subject to the provisions of our Third Restated Declaration of Trust regarding the restriction on the transfer of our common shares, our common shares have non-cumulative voting rights at the rate of one vote per common share on all matters submitted to the shareholders, including the election of members of our Board of Trustees.

Our Third Restated Declaration of Trust generally provides that whenever any action is to be taken by the holders of our common shares, including the amendment of our Third Restated Declaration of Trust if such amendment is previously approved by our Board of Trustees, such action will be authorized by a majority of the holders of our common shares present in person or by proxy at a meeting at which a quorum is present, except as otherwise required by law, our Third Restated Declaration of Trust or our Bylaws.  Our Third Restated Declaration of Trust further provides the following:

(i)	that the following actions will be authorized by the holders of our common shares by the affirmative vote of a majority of our common shares then outstanding and entitled to vote on such action:

•	our termination;

•	the merger of us with or into another entity;

•	our consolidation with one or more other entities into a new entity;

•	the disposition of all or substantially all of our assets, and

•	the amendment of the Third Restated Declaration of Trust, if such amendment has not been previously approved by our Board of Trustees; and

(ii)
that a member of our Board of Trustees may be removed with or without cause by the holders of our common shares by the affirmative vote of not less than two-thirds of our common shares then outstanding and entitled to vote on such matter.

Our Third Restated Declaration of Trust also permits our Board of Trustees, by a two-thirds vote and without any action by the holders of our common shares, to amend our Third Restated Declaration of Trust from time to time as necessary to enable us to continue to qualify as a REIT under the Internal Revenue Code.

Dividend, Distribution, Liquidation and Other Rights.  Subject to the preferential rights of any preferred shares that we may issue in the future and the provisions of the Third Restated Declaration of Trust regarding the restriction on the transfer of our common shares, holders of our common shares are entitled to receive dividends on their common shares if, as and when authorized and declared by the Board of Trustees and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities.  Our common shares have equal dividend, distribution, liquidation and other rights.  Our common shares have no preference, conversion, exchange, sinking fund or redemption rights.

Ownership and Transfer Restrictions.  Our common shares are fully transferable and alienable subject only to certain restrictions set forth in our Third Restated Declaration of Trust that are intended to help preserve our status as a REIT for federal income tax purposes.  For a summary description of these restrictions, see “Restrictions on Ownership and Transfer” below.  These ownership limitations could have the effect of precluding, and may be used to preclude, a third party from obtaining control over us.

Transfer Agent and Registrar.  We act as our own transfer agent and registrar with respect to our common shares.

DESCRIPTION OF PREFERRED SHARES

Our Third Restated Declaration of Trust authorizes the issuance of an unlimited number of preferred shares.  Our Board of Trustees has the authority, under our Third Restated Declaration of Trust, to establish by resolution one or more classes or series of preferred shares and to fix the number and relative rights and preferences of such different classes or series of preferred shares without any further vote or action by our shareholders.  Unless otherwise designated in our Third Restated Declaration of Trust, all series of preferred shares will constitute a single class of preferred shares.

The following description of our preferred shares sets forth certain general terms and provisions of the preferred shares to which any prospectus supplement may relate.  The statements below describing our preferred shares are in all respects subject to and qualified in their entirety by reference to our Third Restated Declaration of Trust and our Bylaws, including any amendments thereto, and by reference to any applicable designating amendment to our Third Restated Declaration of Trust establishing terms of a class or series of our preferred shares.  Our preferred shares will, when issued, be fully paid and nonassessable.

General

As our Board of Trustees has the power to establish the rights and preferences of each class or series of our preferred shares, our Board of Trustees may afford the holders of any class or series of our preferred shares rights and preferences, voting or otherwise, senior to the rights of holders of our common shares.  The issuance of classes or series of preferred shares could have the effect of delaying or preventing a change of control that might involve a premium price for shareholders or otherwise be in their best interest.

The rights and preferences of our preferred shares of each class or series will be fixed by the designating amendment relating to the class or series.  A prospectus supplement, relating to each class or series, will specify the terms of our preferred shares, as follows:

•	the title and stated value of our preferred shares;

•	the number of preferred shares offered, the liquidation preference per share and the offering price of our preferred shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to our preferred shares;

•	the date from which dividends on our preferred shares will accumulate, if applicable;

•	the procedures for any auction and remarketing, if any, for our preferred shares;

•	the provision for a sinking fund, if any, for our preferred shares;

•	the provision for redemption, if applicable, of our preferred shares;

•	any listing of our preferred shares on any securities exchange or association;

•	the transfer agent and registrar for our preferred shares;

•	the terms and conditions, if applicable, upon which our preferred shares will be convertible into our common shares, including the conversion price (or manner of calculation) and conversion period;

•	a discussion of certain material federal income tax considerations applicable to our preferred shares;

•	the relative ranking and preferences of our preferred shares as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•
any limitation on issuance of any series of our preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•	any limitations on direct or beneficial ownership and restrictions on transfer of our preferred shares, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions of our preferred shares.

Rank

Unless otherwise specified in the applicable prospectus supplement, our preferred shares will, with respect to rights to the payment of dividends and distribution of our assets and rights upon our liquidation, dissolution or winding up, rank (i) senior to our common shares and all other equity securities the terms of which provide that such equity securities are junior to our preferred shares; (ii) on a parity with all equity securities other than those referred to in clauses (i) and (iii); and (iii) junior to all equity securities the terms of which provide that such equity securities will rank senior to our preferred shares.

Dividends

Holders of our preferred shares will be entitled to receive, when, as and if authorized by our Board of Trustees and declared by us, out of our assets legally available for payment, cash dividends at rates and on dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear in our records on the record dates as will be fixed by our Board of Trustees.

Dividends on any class or series of our preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If our Board of Trustees fails to authorize a dividend payable on a dividend payment date on any class or series of our preferred shares for which dividends are noncumulative, then the holders of that class or series of our preferred shares will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that class or series are declared payable on any future dividend payment date.

If any class or series of our preferred shares are outstanding, no full dividends will be authorized or paid or set apart for payment on any other class or series of our preferred shares ranking, as to dividends, on a parity with or junior to that class or series of our preferred shares for any period unless (i) with respect to classes or series of our preferred shares having a cumulative dividend, full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, or (ii) with respect to classes or series of our preferred shares not having a cumulative dividend, full dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set aside for payment,

When dividends are not paid in full (or a sum sufficient for their full payment is not so set apart) upon any class or series of our preferred shares and any other class or series of our preferred shares ranking on a parity as to dividends with that class or series of our preferred shares, all dividends declared upon that class or series of preferred shares and any other class or series of our preferred shares ranking on a parity as to dividends with those preferred shares will be authorized pro rata so that the amount of dividends authorized per share on that class or series of preferred shares and that other class or series of our preferred shares will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on that class or series of our preferred shares (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if those preferred shares do not have a cumulative dividend) and that other class or series of our preferred shares bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on our preferred shares of that series that may be in arrears.

Except as provided in the immediately preceding paragraph, unless (i) with respect to classes or series of our preferred shares having a cumulative dividend, full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, or (ii) with respect to classes or series of our preferred shares not having a cumulative dividend, full dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set aside for payment for the then current dividend period, no dividends (other than in our common shares or other equity securities ranking junior to our preferred shares of that class or series as to dividends and upon our liquidation, dissolution or winding up) will be authorized or paid or set aside for payment, no other distribution will be authorized or made upon our common shares or any other equity securities ranking junior to or on a parity with our preferred shares of that class or series as to dividends or upon liquidation, and no common shares or other equity securities ranking junior to or on a parity with our preferred shares of such class or series as to dividends or upon our liquidation, dissolution or winding up will be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares) by us (except by conversion into or exchange for other equity securities ranking junior to our preferred shares of that class or series as to dividends and upon our liquidation, dissolution or winding up).

Any dividend payment made on a class or series of our preferred shares will first be credited against the earliest accrued but unpaid dividend due with respect to shares of that class or series which remains payable.

Redemption

If the applicable prospectus supplement so states, our preferred shares will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement.

The prospectus supplement relating to a class or series of our preferred shares that is subject to mandatory redemption will specify the number of our preferred shares that will be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if our preferred shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for any class or series of our preferred shares is payable only from the net proceeds of the issuance of our common shares or other equity securities, the terms of our preferred shares may provide that, if no such common shares or other equity securities have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that our preferred shares will automatically and mandatorily be converted into our common shares or other equity securities, as applicable, pursuant to conversion provisions specified in the applicable prospectus supplement.

None of our preferred shares of any class or series will be redeemed unless all outstanding shares of that class or series of our preferred shares are simultaneously redeemed; provided, however, that the foregoing will not prevent the purchase or acquisition of our preferred shares of that class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of that class or series of our preferred shares.

In addition, unless (i) with respect to classes or series of our preferred shares having a cumulative dividend, full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, or (ii) with respect to classes or series of our preferred shares not having a cumulative dividend, full dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set aside for payment for the then current dividend period, we will not purchase or otherwise acquire directly or indirectly any of our preferred shares of that class or series (except by conversion into or exchange for common shares or other equity securities ranking junior to our preferred shares of that class or series as to dividends and upon our liquidation, dissolution or winding up).

If fewer than all of the outstanding shares of any class or series of our preferred shares are to be redeemed, the number of shares to be redeemed will be determined by us and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by those holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by us that will not result in the issuance of any excess shares.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of any class or series of our preferred shares to be redeemed at the address shown in our records. Each notice will state:

•	the redemption date;

•	the number of shares and class or series of our preferred shares to be redeemed;

•	the redemption price;

•	the place or places where certificates for our preferred shares are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on that redemption date; and

•	the date upon which the holder’s conversion rights, if any, as to those shares will terminate.

If fewer than all of shares of any class or series of our preferred shares are to be redeemed, the notice mailed to each holder thereof will also specify the number of shares to be redeemed from each holder. If notice of redemption of any of our preferred shares has been given and if the funds necessary for that redemption have been set apart by us in trust for the benefit of the holders of any of our preferred shares so called for redemption, then from and after the redemption date dividends will cease to accrue on those shares, those shares will no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, then, before any distribution or payment will be made to the holders of our common shares or other equity securities ranking junior to that class or series of our preferred shares in the distribution of assets upon our liquidation, dissolution or winding up, the holders of each class or series of our preferred shares will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid on such preferred shares (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if that class or series of preferred shares does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of that class or series of our preferred shares will have no right or claim to any of our remaining assets. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that class or series of our preferred shares and the corresponding amounts payable on all shares of other classes or series of shares ranking on a parity with that class or series of our preferred shares in the distribution of assets upon our liquidation, dissolution or winding up, then the holders of that class or series of our preferred shares and all other classes or series of shares will share ratably in that distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions have been made in full to all holders of shares of that class or series of our preferred shares, our remaining assets will be distributed among the holders of our common shares and other equity securities ranking junior to that class or series of our preferred shares upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, neither our consolidation or merger with or into any other corporation, trust or other entity, nor the sale, lease, transfer or conveyance of all or substantially all of our property or business, will be deemed to constitute our liquidation, dissolution or winding up.

Voting Rights

Except as otherwise described below, as otherwise required by law or as indicated in the applicable prospectus supplement, holders of our preferred shares will not have any voting rights. Whenever dividends on any class or series of our preferred shares are in arrears for six or more quarterly periods, regardless of whether those quarterly periods are consecutive, the holders of that class or series of our preferred shares (voting separately as a class with all other classes or series of our preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors to our Board of Trustees (and our entire Board of Trustees will be increased by two trustees) until (i) with respect to classes or series of our preferred shares having a cumulative dividend, full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, or (ii) with respect to classes or series of our preferred shares not having a cumulative dividend, full dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set aside for payment for the then current dividend period.

Unless otherwise provided for any class or series of our preferred shares, so long as any preferred shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of each class or series of our preferred shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (that class or series voting separately as a class):

i.
authorize or create, or increase the authorized or issued amount of, any class or series of our preferred shares ranking senior to that class or series of our preferred shares with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our equity securities into equity securities that rank senior to those preferred shares with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or create, authorize or issue any obligation or equity security convertible into or evidencing the right to purchase any equity securities that rank senior to those preferred shares with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up; or

ii.
amend, alter or repeal the provisions of our Third Restated Declaration of Trust, including any applicable amendments and designating amendments, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of that class or series of our preferred shares; provided, however, that any increase in the amount of the authorized preferred shares or the authorization or issuance of any other equity securities, or any increase in the number of authorized shares of that class or series of our preferred shares or any other equity securities, in each case ranking on a parity with or junior to any class or series of our preferred shares with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect those rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which that vote would otherwise be required to be effected, all outstanding shares of that class or series of our preferred shares has been redeemed or called for redemption upon proper notice and sufficient funds have been irrevocably deposited in trust to effect that redemption.

Conversion Rights

The terms and conditions, if any, upon which any class or series of our preferred shares are convertible into our common shares or other equity securities will be set forth in the applicable prospectus supplement. Such terms will include the number of common shares or other equity securities into which our preferred shares are convertible, the conversion price (or manner of calculation of the conversion price), the conversion period, provisions as to whether conversion will be at our option or at the option of the holders of that class or series of our preferred shares, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that class or series of our preferred shares.

Restrictions on Ownership

Our preferred shares are fully transferable and alienable subject only to certain restrictions to be set forth in the applicable designating amendment to our Third Restated Declaration of Trust, which are intended to help preserve our status as a REIT for federal income tax purposes. For a summary description of these restrictions, see “Restrictions on Ownership and Transfer” below.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

In addition to other qualifications, in order for us to qualify as a REIT, (1) not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals, which the Internal Revenue Code defines to include certain entities, during the last half of our taxable year, and (2) such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

To ensure that we continue to meet the requirements for qualification as a REIT, our Third Restated Declaration of Trust, subject to some exceptions, provides that any transaction, other than a transaction entered into through the NASDAQ Global Select Market or other similar exchange, that would result in (i) a person owning our securities in excess of 9.8%, in number or value, of our outstanding securities (the “Ownership Limit”), (ii) fewer than 100 persons owning our securities, (iii) our being “closely held” within the meaning of Section 856(h) of the Code, (iv) 50.0% or more of the fair market value of our securities being held by persons other than United States Persons, as defined in Section 7701(a)(30) of the Code (“Non-U.S. Persons”), or (v) our disqualification as a REIT under Section 856 of the Code, will be void ab initio.  If any transaction is not void ab initio, then the securities in excess of the Ownership Limit, that cause us to be “closely held,” that result in 50.0% or more of the fair market value of our securities to be held on Non-U.S. Persons or that result in our disqualification as a REIT, would automatically be exchanged for an equal number of “Excess Shares,” and these Excess Shares will be transferred to an “Excess Share Trustee” for the exclusive benefit of the charitable beneficiaries named by our Board of Trustees.

In such event, any dividends on Excess Shares will be paid to the Excess Share Trust for the benefit of the charitable beneficiaries.  The Excess Share Trustee will be entitled to vote the Excess Shares, if applicable, on any matter.  The Excess Share Trustee may only transfer the Excess Shares held in the Excess Share Trust as follows:  (i) at the direction of our Board of Trustees to a person whose ownership of our securities would not violate the Ownership Limit; (ii) if securities were transferred to the Excess Share Trustee due to a transaction or event that would have caused a violation of the Ownership Limit or would have caused us to be “closely held,” the Excess Share Trustee will transfer the Excess Shares to the person who makes the highest offer for the Excess Shares, pays the purchase price and whose ownership will not violate the Ownership Limit or cause us to be “closely held”; and (iii) if Excess Shares were transferred to the Excess Share Trustee due to a transaction or event that would have caused Non-U.S. Persons to own more than 50% of the value of our securities, the Excess Share Trustee will transfer the Excess Shares to the United States person who makes the highest offer for the Excess Shares, pays the purchase price and whose ownership will not violate the Ownership Limit or cause us to be “closely held.”

When the Excess Share Trustee makes any transfer, the person whose shares were exchanged for Excess Shares (the “Purported Record Transferee”) will receive (i) the lesser of (A) the price paid by the Purported Record Transferee, or if the Purported Record Transferee did not give value for the securities, the market price of the securities on the day the securities were exchanged for Excess Shares, and (B) the price received by the Excess Share Trust for securities, minus (ii) any dividends received by the Purported Record Transferee that the Purported Record Transferee was under an obligation to pay over to the Excess Share Trustee but has not repaid at the time of the distribution of proceeds, and minus (iii) any compensation for or expense of the Excess Share Trustee.

The preceding description of the restrictions on ownership and transfer of our capital stock is only a summary.  For a complete description, we refer you to our Third Declaration of Trust and Bylaws and any amendments thereto.  We have incorporated by reference our Third Restated Declaration of Trust and Bylaws as exhibits to the registration statement of which this prospectus is a part.

RATIO OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred share dividends for the periods indicated.  The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges.  The ratio of earnings to combined fixed charges and preferred share dividends was computed by dividing earnings by our combined fixed charges and preferred share dividends.  For purposes of calculating these ratios, earnings consist of income from continuing operations before minority interest plus fixed charges.  Fixed charges consist of interest charges on all indebtedness, whether expensed or capitalized, the interest component of rental expense and the amortization of debt discounts and issue costs, whether expensed or capitalized.  Preferred share dividends consist of dividends on our Series A Preferred Shares.

	Fiscal Year ended April 30,					Nine Months ended
	2009	2008	2007	2006	2005	January 31, 2010
Consolidated ratio of earnings to fixed charges	1.14x	1.23x	1.24x	1.21x	1.20x	1.05x
Consolidated ratio of earnings to combined fixed charges and preferred distributions	1.10x	1.19x	1.19x	1.16x	1.14x	1.02x

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a shareholder, may consider relevant.  Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the extent discussed in “—Taxation of Tax-Exempt Shareholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Shareholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our shares;

•	subchapter S corporations;

•	U.S. Shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding our shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding our shares through a partnership or similar pass-through entity; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our shares.

This summary assumes that shareholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current federal income tax laws, are for general information purposes only and are not tax advice.  We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

Taxation of Investors Real Estate Trust as a REIT

We elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year ended April 30, 1971. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to be organized and to operate in such a manner. However, we cannot assure you that we have operated or will operate in a manner so as to qualify or remain qualified as a REIT. Qualification as a REIT depends on our continuing to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results. The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and the related rules and regulations.

Federal Income Taxation of Investors Real Estate Trust

In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT for our taxable years ended April 30, 2007 through April 30, 2009, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending April 30, 2010 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the IRS or any court. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, either prospectively or retrospectively, and speaks as of the date issued. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Hunton & Williams LLP has reviewed those matters in connection with the foregoing opinion, Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below which could require us to pay an excise or penalty tax (which could be significant in amount) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “-Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal corporate income tax on that portion of our ordinary income or capital gain that is timely distributed to shareholders. The REIT provisions of the Internal Revenue Code generally allow a REIT to deduct distributions paid to its shareholders, substantially eliminating the federal “double taxation” on earnings (that is, taxation at the corporate level when earned, and again at the shareholder level when distributed) that usually results from investments in a corporation. Nevertheless, we will be subject to federal income tax as follows:

First, we will be taxed at regular corporate rates on our undistributed “REIT taxable income,” including undistributed net capital gains.

Second, under some circumstances, we may be subject to the “alternative minimum tax” as a consequence of our items of tax preference, including any deductions of net operating losses.

Third, if we have net income from the sale or other disposition of “foreclosure property” that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

Fourth, if we have net income from “prohibited transactions” (which are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

Fifth, if we should fail to satisfy one or both of the 75% gross income test or the 95% gross income test as described below under “—Requirements for Qualification—Income Tests,” but have nonetheless maintained our qualification as a REIT because we have met other requirements, we will be subject to a 100% tax on the greater of (1)(a) the amount by which we fail the 75% gross income test or (b) the amount by which 95% (or 90% for our taxable years beginning before January 1, 2005) of our gross income exceeds the amount of our income qualifying for the 95% gross income test, multiplied in either case by (2) a fraction intended to reflect our profitability.

Sixth, if we fail any of the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test) commencing with taxable years beginning on or after January 1, 2005, as described below under “— Requirements for Qualification — Asset Tests,” as long as (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset that caused such failure with the IRS, and (3) we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Seventh, if we fail to satisfy one or more requirements for REIT qualification commencing with taxable years beginning on or after January 1, 2005, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

Eighth, if we fail to distribute during each year at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our capital gain net income for such year, and

•	any undistributed taxable income required to be distributed from prior periods,

then we will be subject to a 4% excise tax on the excess of this required distribution amount over the amounts actually distributed.

Ninth, if we should acquire any asset from a “C” corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction and no election is made for the transaction to be currently taxable, and we subsequently recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired the asset, we generally will be subject to tax at the highest regular corporate rate applicable on the lesser of the amount of gain that we recognize at the time of the sale or disposition and the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset, the “Built-in Gains Tax.”

Tenth, we will be subject to a 100% excise tax on transactions with our taxable REIT subsidiaries that are not conducted on an arm’s-length basis. Currently we have one taxable REIT subsidiary, LSREF Golden Ops 14 (WY), LLC.

Eleventh, we may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

Twelfth, we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Recordkeeping Requirements.”

Thirteenth, the earnings of our lower-tier entities, if any, that are subchapter C corporations, including taxable REIT subsidiaries, are subject to federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations.  We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

To qualify as a REIT, we must elect to be treated as a REIT and must meet the following requirements, relating to our organization, sources of income, nature of assets and distributions.

The Internal Revenue Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

•	that would be taxable as a domestic corporation but for application of the REIT provisions of the federal income tax laws;

•	that is neither a financial institution nor an insurance company subject to special provisions of the Internal Revenue Code;

•	that has at least 100 persons as beneficial owners (determined without reference to any rules of attribution);

•
during the last half of each taxable year, not more than 50% in value of the outstanding securities of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities), which we refer to as the five or fewer requirement;

•
which elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

•
that (unless the entity qualified as a REIT for any taxable year beginning on or before October 4, 1976, which is the case with us) uses the calendar year as its taxable year and complies with the recordkeeping requirements of the federal income tax laws; and

•	that satisfies the income tests, the asset tests, and the distribution tests, described below.

The Internal Revenue Code provides that REITs must satisfy all of the first four, the eighth (if applicable) and the ninth preceding requirements during the entire taxable year. REITs must satisfy the fifth requirement during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of determining share ownership under the sixth requirement, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used for charitable purposes.  An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of the sixth requirement above. We will be treated as having met the sixth requirement if we comply with certain Treasury Regulations for ascertaining the ownership of our securities for such year and if we did not know (or after the exercise of reasonable diligence would not have known) that the sixth condition was not satisfied for such year. Our Third Restated Declaration of Trust currently includes restrictions regarding transfer of our securities that, among other things, assist us in continuing to satisfy the fifth and sixth of these requirements.

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary from its parent REIT will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself for purposes of applying the requirements herein. Our qualified REIT subsidiaries will not be subject to federal corporate income taxation, although they may be subject to state and local taxation in some states.

An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes.  An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes.  In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and to earn its proportionate share of the partnership’s gross income for purposes of the applicable REIT qualification tests. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of IRET Properties, our operating partnership (including our operating partnership’s share of the assets, liabilities and items of income with respect to any partnership in which it holds an interest) is treated as our assets, liabilities and items of income for purposes of applying the requirements described herein. For purposes of the 10% value test (see “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership.  For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT may own up to 100% of the shares of one or more taxable REIT subsidiaries.  A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT.  The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary.  A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the securities will automatically be treated as a taxable REIT subsidiary.  We are not treated as holding the assets of a taxable REIT subsidiary or as receiving any income that the subsidiary earns.  Rather, the stock issued by a taxable REIT subsidiary to us is an asset in our hands, and we will treat the distributions paid to us from such taxable subsidiary, if any, as income.  This treatment can affect our compliance with the gross income and asset tests.  Because we do not include the assets and income of taxable REIT subsidiaries in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries.  Overall, no more than 25% (or 20% with respect to taxable years beginning before July 30, 2008) of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries.

A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns.  In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation.  Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

A taxable REIT subsidiary may not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care facility or lodging facility is operated, unless such rights are provided to an “eligible independent contractor” (as described below) to operate or manage a lodging facility (or, with respect to taxable years beginning after July 30, 2008, a health care facility) if such rights are held by the taxable REIT subsidiary as a franchisee, licensee, or in a similar capacity and such health care facility or lodging facility is either owned by the taxable REIT subsidiary or leased to the taxable REIT subsidiary by its parent REIT.  A taxable REIT subsidiary will not be considered to operate or manage a “qualified health care property” or “qualified lodging facility” solely because the taxable REIT subsidiary directly or indirectly possesses a license, permit, or similar instrument enabling it to do so.  Additionally, a taxable REIT subsidiary that employs individuals working at a “qualified health care property” or “qualified lodging facility” outside of the United States will not be considered to operate or manage a “qualified health care property” or “qualified lodging facility,” as long as an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the taxable REIT subsidiary pursuant to a management agreement or similar service contract.

Rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” under two scenarios.  Under the first scenario, rent we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related-party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under “—Income Tests.”  If we lease space to a taxable REIT subsidiary, we will seek to comply with these requirements.  Under the second scenario, rents that we receive from a taxable REIT subsidiary will qualify as “rents from real property” if the taxable REIT subsidiary leases a property from us that is a “qualified health care property” or “qualified lodging facility” and such property is operated on behalf of the taxable REIT subsidiary by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified health care properties” or “qualified lodging facilities,” respectively, for any person unrelated to us and the taxable REIT subsidiary (an “eligible independent contractor”).  A “qualified health care property” includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility. Our assisted living facilities will generally be treated as “qualified health care properties,” but our independent living facilities generally will not. We lease five assisted living facilities to LSREF Golden Ops 14 (WY) LLC, a taxable REIT subsidiary that has engaged an operator which we believe qualifies as an “eligible independent contractor” to manage those facilities on its behalf.  We do not currently own any lodging facilities.

Income Tests.  In order to maintain our qualification as a REIT, we must satisfy two gross income requirements. First, we must derive, directly or indirectly, at least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year from investments relating to real property or mortgages on real property, including “rents from real property,” gains on disposition of real estate, dividends paid by another REIT and interest on obligations secured by real property or on interests in real property, or from certain types of temporary investments. Second, we must derive at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities. For taxable years beginning on or after January 1, 2005, income and gain from “hedging transactions,” as defined below, that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). Income and gain from “hedging transactions” entered into after July 30, 2008 that are clearly and timely identified as such will also be excluded from both the numerator and the denominator for purposes of the 75% gross income test.  In addition, as discussed below, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests.  The following paragraphs discuss the specific application of the gross income tests to us.

Rents that we receive from our real property will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met.

First, the amount of rent must not be based in whole or in part on the income or profits of any person but can be based on a fixed percentage of gross receipts or gross sales, provided that such percentage (a) is fixed at the time the lease is entered into, (b) is not renegotiated during the term of the lease in a manner that has the effect of basing percentage rent on income or profits, and (c) conforms with normal business practice.

Second, we must not own, actually or constructively, 10% or more of the shares or the assets or net profits of any lessee (a “related party tenant”), except for the two exceptions described below that involve taxable REIT subidiaries.  The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person.

As described above, we may own up to 100% of the shares of one or more taxable REIT subsidiaries.  There are two exceptions to the related-party tenant rule described in the preceding paragraph for taxable REIT subsidiaries.  Under the first exception, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related-party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the taxable REIT subsidiary. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any taxable REIT subsidiary or related party tenant. Any increased rent attributable to a modification of a lease with a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock will not be treated as “rents from real property.”  If we lease space to a taxable REIT subsidiary, we will seek to comply with these requirements.

Under the second exception, for taxable years beginning after July 30, 2008, a taxable REIT subsidiary is permitted to lease health care properties from the related REIT as long as it does not directly or indirectly operate or manage any health care facilities or lodging facilities or provide rights to any brand name under which any health care or lodging facility is operated.  Rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as the “qualified health care property” is operated on behalf of the taxable REIT subsidiary by an “independent contractor” who is adequately compensated, who does not, directly or through its stockholders, own more than 35% of our shares, taking into account certain ownership attribution rules, and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified health care properties” for any person unrelated to us and the taxable REIT subsidiary (an “eligible independent contractor”).  A “qualified health care property” includes any real property and any personal property that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services which is eligible for participation in the Medicare program with respect to such facility.  Our assisted living facilities generally will be treated as “qualified health care properties.”  We lease five assisted living facilities to LSREF Golden Ops 14 (WY) LLC, a taxable REIT subsidiary that has engaged an operator which we believe qualifies as an “eligible independent contractor” to manage those facilities on its behalf.  A similar exception applies to “qualified lodging facilities” leased to a taxable REIT subsidiary and operated by an “eligible independent contractor.” We do not currently own an interest in any “qualified lodging facilities.”

Third, “rents from real property” excludes rent attributable to personal property except where such personal property is leased in connection with a lease of real property and the rent attributable to such personal property is less than or equal to 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year.

Finally, amounts that are attributable to services furnished or rendered in connection with the rental of real property, whether or not separately stated, will not constitute “rents from real property” unless such services are customarily provided in the geographic area. Customary services that are not considered to be provided to a particular tenant (e.g., furnishing heat and light, the cleaning of public entrances, and the collection of trash) can be provided directly by us. Where, on the other hand, such services are provided primarily for the convenience of the tenants or are provided to such tenants, such services must be provided by an independent contractor from whom we do not receive any income or a taxable REIT subsidiary. Non-customary services that are not performed by an independent contractor or taxable REIT subsidiary in accordance with the applicable requirements will result in impermissible tenant service income to us to the extent of the income earned (or deemed earned) with respect to such services. If the impermissible tenant service income (value at not less than 150% or four direct cost of performing such services) exceeds 1% of our total income from a property, all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services does not exceed 1% of our total income from the property, the services will not cause the rent paid by tenants of the property to fail to qualify as rents from real property, but the impermissible tenant services income will not qualify as “rents from real property.”

Our residential rental properties are generally leased under one-year leases providing for fixed rent.  Our commercial properties are generally leased for longer terms and generally provide for base rent and, in a number of cases, percentage rent based on gross sales.     Additionally, our taxable REIT subsidiary leases five assisted living facilities from our operating partnership under percentage leases in which our taxable REIT subsidiary pays base rent plus a percentage rent based on the gross income of the assisted living facility.  In order for the rent paid under our leases, including our percentage leases with our taxable REIT subsidiary, to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement.  The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances.  In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•
the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

•
the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

In addition, the federal income tax law provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

Investors should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as our leases that discuss whether such leases constitute true leases for federal income tax purposes.  We intend to structure our leases so that they will be treated as true leases.  If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and its subsidiaries receive from our percentage and other leases may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.”  In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status unless we qualify for relief, as described below.

We do not currently charge and do not anticipate charging rent that is based in whole or in part on the income or profits of any person (unless based on a fixed percentage or percentages of receipts or sales, as is permitted). We also do not anticipate either deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents or receiving rent from related party tenants.

Our operating partnership does provide certain services with respect to our properties. We believe that the services with respect to our properties that are and will be provided directly are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to particular tenants and, therefore, that the provision of such services will not cause rents received with respect to the properties to fail to qualify as rents from real property. Services with respect to the properties that we believe may not be provided by us or the operating partnership directly without jeopardizing the qualification of rent as “rents from real property” are and will be performed by independent contractors or taxable REIT subsidiaries.

We may, directly or indirectly, receive fees for property management and brokerage and leasing services provided with respect to some properties not owned entirely by the operating partnership. These fees, to the extent paid with respect to the portion of these properties not owned, directly or indirectly, by us, will not qualify under the 75% gross income test or the 95% gross income test. The operating partnership also may receive other types of income with respect to the properties it owns that will not qualify for either of these tests. We believe, however, that the aggregate amount of these fees and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under either the 75% gross income test or the 95% gross income test.

If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test.  Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification.  If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related lessee, (2) the lessee either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying taxable REIT subsidiaries (including as a result of a property leased to a taxable REIT subsidiary failing to qualify as a “qualified healthcare property” or “qualified lodging facility”) or an operator engaged by a taxable REIT subsidiary to operate a “qualified health care property” or “qualified lodging facility” failing to qualify as an eligible independent contractor) or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary, none of the rent from that property would qualify as “rents from real property.”  In that case, we might lose our REIT qualification because we would be unable to satisfy either the 75% or 95% gross income test.  In addition to the rent, the lessees are required to pay certain additional charges.  To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such as a lessee’s proportionate share of a property’s operational or capital expenses, such charges generally will qualify as “rents from real property.”  To the extent such additional charges represent penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.”  However, to the extent that late charges do not qualify as “rents from real property,” they instead will be treated as interest that qualifies for the 95% gross income test.

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years (or, for sales made on or before July 30, 2008, four years);

•
the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period (or, for sales made on or before July 30, 2008, four-year period) preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•
either (1) during the year in question, the REIT did not make more than seven sales of property, other than foreclosure property or sales to which Section 1033 of the Internal Revenue Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) for sales made after July 30, 2008, the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;

•
in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years (or, for sales made on or before July 30, 2008, four years) for the production of rental income; and

•
if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” We may, however, form or acquire a taxable REIT subsidiary to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions recognized subsequent to July 30, 2008, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property (a) that is acquired by a REIT as the result of such REIT having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property, (b) for which the related loan or leased property was acquired by the REIT at a time when the default was not imminent or anticipated, and (c) for which the REIT makes a proper election to treat the property as foreclosure property. Foreclosure property also includes any “qualified healthcare property” acquired by the REIT as a result of the termination or expiration of a lease of such property, without regard to a default or the imminence of default.

A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to a qualified healthcare property, the second taxable year) following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•
on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•
on which any construction takes place on the property, other than completion of a building or, any other improvement, where more than 10% of the construction was completed before default became imminent; or

•
which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.  In the case of a qualified healthcare property, income derived or received by the REIT from an independent contractor is disregarded to the extent attributable to (1) any lease of property that was in effect on the date the REIT acquired the qualified healthcare property or (2) the extension or renewal of such a lease if under the terms of the new lease the REIT receives a substantially similar or lesser benefit in comparison to the original lease.

From time to time, we may enter into hedging transactions with respect to our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years beginning prior to January 1, 2005, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incurred to acquire or carry “real estate assets” was qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent we hedged with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions should have been treated for the gross income tests. For taxable years beginning on or after January 1, 2005, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test. For hedging transactions entered into after July 30, 2008, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. For those taxable years, a “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Certain foreign currency gains recognized after June 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests.  “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test.  Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT.  “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test.  Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations.  Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test.  These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities.  Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under the Internal Revenue Code. For taxable years beginning prior to January 1, 2005, the relief provisions generally will be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we file a disclosure schedule with the IRS after we determine that we have not satisfied one of the gross income tests; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

Commencing with taxable years beginning on or after January 1, 2005, those relief provisions will be available if:

•	our failure to meet these tests is due to reasonable cause and not to willful neglect; and

•	we file a disclosure schedule with the IRS after we determine that we have not satisfied one of the gross income tests in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot predict whether in all circumstances we would be entitled to the benefit of the relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally earn exceeds the limits on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. Even if this relief provision applies, the Internal Revenue Code imposes a 100% tax with respect to a portion of the non-qualifying income, as described above.

Asset Tests.  At the close of each quarter of our taxable year, we also must satisfy the following asset tests to maintain our qualification as a REIT:

•
At least 75% of the value of our total assets must be represented by real estate assets (including interests in real property (including leaseholds and options to acquire real property and leaseholds), interests in mortgages on real property, and stock in other REITs), cash and cash items (including receivables), government securities and investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year-term.

•	No more than 25% of the value of our total assets may be represented by securities of taxable REIT subsidiaries or other assets that are not qualifying for purposes of the 75% asset test.

•
Except for equity investments in REITs, partnerships, qualified REIT subsidiaries or taxable REIT subsidiaries or other investments that qualify as “real estate assets” for purposes of the 75% asset test:

o	the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets (the “5% asset test”);

o	we may not own more than 10% of the voting power or value of any one issuer’s outstanding voting securities (the “10% vote or value test”).

•
No more than 25% of the value of our total assets (or, with respect to taxable years beginning on or before July 30, 2008, 20% of the value of our total assets) may be represented by securities of one of more taxable REIT subsidiaries.

Certain types of securities are disregarded as securities for purposes of the 10% value test discussed above, including (i) straight debt securities (including straight debt that provides for certain contingent payments); (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Internal Revenue Code, other than with a “related person”; (iv) any obligation to pay rents from real property; (v) certain securities issued by a State or any political subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of a security. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a “security” for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income (excluding income from prohibited transactions) is derived from sources that would qualify for the 75% REIT gross income test, and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. For taxable years beginning after October 22, 2004, a special look-through rule applies for determining a REIT’s share of securities held by a partnership in which the REIT holds an interest for purposes of the 10% value test. Under that look-through rule, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to securities described in items (a) and (b) above.

We believe that substantially all of our assets consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. We monitor the status of our assets for purposes of the various asset tests, and manage our portfolio in order to comply with such tests.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for a failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

Commencing with taxable years beginning on or after January 1, 2005, if a REIT violates the 5% asset test or the 10% vote or value test described above, a REIT may avoid disqualification as a REIT by disposing of sufficient assets to cure a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the assets causing the violation. In the event of any other failure of the asset tests for taxable years beginning on or after January 1, 2005, a REIT may avoid disqualification as a REIT, if such failure was due to reasonable cause and not due to willful neglect, by taking certain steps, including the disposition of sufficient assets within the six month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and filing a schedule with the IRS that describes the non-qualifying assets.

Annual Distribution Requirements

To qualify for taxation as a REIT, the Internal Revenue Code requires that we make distributions (other than capital gain distributions and deemed distributions of retained capital gain) to our shareholders in an amount at least equal to (a) the sum of: (1) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain or loss), and (2) 90% of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (b) the sum of certain items of non-cash income.

Generally, we must pay such distributions in the taxable year to which they relate. Dividends paid in the subsequent calendar year, however, will be treated as if paid in the prior calendar year for purposes of the prior year’s distribution requirement if the dividends satisfy one of the following two sets of criteria:

•
We declare the dividends in October, November or December, the dividends are payable to shareholders of record on a specified date in such a month, and we actually pay the dividends during January of the subsequent year; or

•
We declare the dividends before we timely file our federal income tax return for such year, we pay the dividends in the 12-month period following the close of the prior year and not later than the first regular dividend payment after the declaration, and we elect on our federal income tax return for the prior year to have a specified amount of the subsequent dividend treated as if paid in the prior year.

The distributions under the first bullet point above are treated as received by shareholders on December 31 of the prior taxable year, while the distributions under the second bullet point are taxable to shareholders in the year paid.

Even if we satisfy the foregoing distribution requirements, we will be subject to tax thereon to the extent that we do not distribute all of our net capital gain or “REIT taxable income” as adjusted. Furthermore, if we fail to distribute at least the sum of (1) 85% of our REIT ordinary income for that year; (2) 95% of our REIT capital gain net income for that year; and (3) any undistributed taxable income from prior periods, we would be subject to a 4% non-deductible excise tax on the excess of the required distribution over the amounts actually distributed.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax we paid. For purposes of the 4% excise tax described, any such retained amounts would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements. We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation. In this event, we may find it necessary to arrange for borrowings or, if possible, pay taxable dividends in order to meet the distribution requirement or avoid such income or excise taxation.

In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Internal Revenue Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Internal Revenue Code, or an agreement as to tax liability between us and an IRS district director, or, an amendment or supplement to our federal income tax return for the applicable tax year, we may be able to rectify any resulting failure to meet the 90% annual distribution requirement by paying “deficiency dividends” to shareholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, we must make the distribution within 90 days of the adverse determination and we also must satisfy other procedural requirements. If we satisfy the statutory requirements of Section 860 of the Internal Revenue Code, a deduction is allowed for any deficiency dividend we subsequently paid to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

The IRS recently issued Revenue Procedure 2010-12, which permits publicly-traded REITs to satisfy the annual distribution requirements by paying taxable dividends of cash and shares of stock or beneficial interest, at the election of each shareholder, for taxable years ending on or before December 31, 2011.  Under Revenue Procedure 2010-12, up to 90% of any such taxable dividend could be payable in shares of stock or beneficial interests.  Taxable shareholders receiving such dividends would be required to include the full amount of the dividend as ordinary income to the extent of current and accumulated earnings and profits for federal income tax purposes.  As a result, a U.S. Shareholder receiving such dividends may be required to pay income taxes with respect to such dividends in excess of the cash dividends received.  If a U.S. Shareholder sells the shares it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of the shares at the time of distribution and the amount received upon sale of the shares.  Furthermore, withholding of U.S. tax on such dividends paid to non-U.S. Shareholders may be required. With respect to a shareholder who receives all or a portion of a dividend in common shares, such shareholder would have a tax basis in such shares equal to the amount of cash that could have been received instead of such shares as described above, and the holding period in such shares would begin on the day following the payment date of the dividend. Revenue Procedure 2010-12 applies to distributions declared on or before December 31, 2012 with respect to taxable years ending on or before December 31, 2011. We currently do not intend to make taxable distributions of our common shares or other securities in order to satisfy the annual distribution requirements.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied and intend to continue to comply with these requirements.

Failure To Qualify

Commencing with taxable years beginning on or after January 1, 2005, a violation of a REIT qualification requirement other than the gross income tests or the asset tests will not disqualify us as a REIT if the violation is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each such violation. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible by us nor will they be required to be made. In that event, to the extent of our positive current and accumulated earnings and profits, distributions to shareholders will be dividends, generally taxable to non-corporate shareholders at long-term capital gains tax rates (through 2010, as described below) and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our REIT qualification. We cannot state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally earn exceeds the limit on such income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

Taxation of U.S. Shareholders

As used in this prospectus, the term “U.S. Shareholder” means a holder of our shares of beneficial interest that, for federal income tax purposes is:

•	a citizen or resident of the United States;

•
a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate, the income of which is subject to federal income taxation regardless of its source;

•
a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust; or

•	an eligible trust that elects to be taxed as a U.S. person under applicable Treasury Regulations.

If a partnership, entity, or arrangement treated as a partnership for federal income tax purposes holds our securities, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  If you are a partner in a partnership holding our shares, you should consult your tax advisor regarding the consequences of the purchase, ownership, and disposition of our securities by the partnership.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. Shareholders will be taxed as discussed below.

Distributions Generally.  Distributions to taxable U.S. Shareholders, other than capital gain dividends discussed below, will constitute dividends up to the amount of our positive current and accumulated earnings and profits and, to that extent, will constitute ordinary income to U.S. Shareholders. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred share distributions and then to our common share distributions.

These distributions are not eligible for the dividends received deduction generally available to corporations. Certain “qualified dividend income” received by U.S. Shareholders in taxable years 2003 through 2010 is subject to tax at the same tax rates as long-term capital gain (generally, a maximum rate of 15% for such taxable years). Qualified dividend income generally includes dividends paid to U.S. Shareholders taxed at individual rates by domestic corporations and certain qualified foreign corporations. Dividends received from REITs, however, generally do not constitute qualified dividend income, are not eligible for these reduced rates and, therefore, will continue to be subject to tax at higher ordinary income rates (generally, a maximum rate of 35% for taxable years through 2010), subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries). Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income to the extent those dividends are attributable to income upon which we have paid corporate tax. We do not anticipate that a material portion of our distributions will be treated as qualified dividend income. In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. Shareholder must hold our securities for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our securities become ex-dividend.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in the U.S. Shareholder’s shares, and then the distribution in excess of such basis will be taxable to the U.S. Shareholder as gain realized from the sale of its shares. Such gain will generally be treated as long-term capital gain, or short-term capital gain if the shares have been held for less than one year, assuming the shares are a capital asset in the hands of the U.S. Shareholder. Dividends we declared in October, November or December of any year payable to a U.S. Shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholders on December 31 of that year, provided that we actually pay the dividends during January of the following calendar year.

Capital Gain Distributions.  Distributions to U.S. Shareholders that we properly designate as capital gain dividends will generally be treated as long-term capital gains (to the extent they do not exceed our actual net capital gain) for the taxable year without regard to the period for which the U.S. Shareholder has held his or her shares. However, corporate U.S. shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our shareholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to holders of our preferred shares will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Internal Revenue Code) paid to holders of our preferred shares for the year and the denominator of which will be the total dividends paid to holders of all classes of our shares for the year.

We may elect to retain and pay income tax on net long-term capital gain that we recognized during the tax year. In this instance, U.S. Shareholders will include in their income their proportionate share of our undistributed long term capital gains. U.S. Shareholders will also be deemed to have paid their proportionate share of the tax we paid, which would be credited against such shareholders’ U.S. income tax liability (and refunded to the extent it exceeds such liability). In addition, the basis of the U.S. Shareholders’ shares will be increased by the excess of the amount of capital gain included in our income over the amount of tax it is deemed to have paid.

Any capital gain with respect to capital assets held for more than one year that is recognized or otherwise properly taken into account before January 1, 2011, generally will be taxed to U.S. Shareholders taxed at individual rates at a maximum rate of 15%. In the case of capital gain attributable to the sale of real property held for more than one year, such gain will be taxed at a maximum rate of 25% to the extent of the amount of depreciation deductions previously claimed with respect to such property. With respect to distributions we designated as capital gain dividends (including any deemed distributions of retained capital gains), subject to certain limits, we may designate, and will notify our shareholders, whether the dividend is taxable to U.S. Shareholders taxed at individual rates at regular long-term capital gains rates (currently at a minimum rate of 15%) or at the 25% rate applicable to unrecaptured depreciation. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant.  In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Passive Activity Loss and Investment Interest Limitations.  Distributions from us and gain from the disposition of our shares will not be treated as passive activity income and, therefore, U.S. Shareholders will not be able to apply any “passive activity losses” against such income. Dividends from us (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of the investment interest limitations. Net capital gain from the disposition of our shares or capital gain dividends generally will be excluded from investment income unless the U.S. Shareholder elects to have the gain taxed at ordinary income rates. Shareholders are not allowed to include on their own federal income tax returns any net operating losses that we incur. Instead, these losses are generally carried over by us for potential affect against future income.

Dispositions of Shares.  In general, U.S. Shareholders who are not dealers in securities will realize capital gain or loss on the disposition of our securities equal to the difference between the amount of cash and the fair market value of any property received on the disposition and that shareholder’s adjusted basis in the securities. The applicable tax rate will depend on the U.S. Shareholder’s holding period in the asset (generally, if the U.S. Shareholder has held the asset for more than one year, it will produce long-term capital gain) and the shareholder’s tax bracket (the maximum long-term capital gain rate for U.S. Shareholders taxed at individual rates currently being 15%). The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of securities that the U.S. shareholder has held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Shareholder from us that were required to be treated as long-term capital gains.

Redemptions of Preferred Shares.  A redemption of our preferred shares will be treated under Section 302 of the Internal Revenue Code as a distribution that is taxable as dividend income (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Internal Revenue Code enabling the redemption to be treated as a sale of our preferred shares (in which case the redemption will be treated in the same manner as a sale described above in “—Dispositions of Shares”). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the holder's interest in our shares of beneficial interest, (ii) results in a “complete termination” of the holder’s interest in all our classes of beneficial interest, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Internal Revenue Code.  In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, generally must be taken into account.  Because the determination as to whether any of the three alternative tests of Section 302(b) of the Internal Revenue Code described above will be satisfied with respect to any particular holder of our preferred shares depends upon the facts and circumstances at the time that the determination must be made, prospective investors are urged to consult their tax advisors to determine such tax treatment.

If a redemption of our preferred shares does not meet any of the three tests described above, the redemption proceeds will be treated as a distribution, as described above.  In that case, a shareholder's adjusted tax basis in the redeemed preferred shares will be transferred to such shareholder's remaining share holdings in us. If the shareholder does not retain any of our shares, such basis could be transferred to a related person that holds our shares or it may be lost.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income” (“UBTI”).  While many investments in real estate generate unrelated business taxable income, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, distributions from us to tax-exempt shareholders generally will not constitute UBTI, unless the shareholder has borrowed to acquire or carry its shares or has used the shares in an unrelated trade or business. If a tax-exempt shareholder were to finance its investment in our shares with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules.

Furthermore, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under special provisions of the Internal Revenue Code, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt shareholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Qualified employee pension or profit sharing trusts that hold more than 10% (by value) of the shares of “pension-held REITs” may be required to treat a certain percentage of such a REIT’s distributions as UBTI. A REIT is a “pension-held REIT” only if the REIT would not qualify as a REIT for federal income tax purposes but for the application of the “look-through” exception to the five or fewer requirement that allow the beneficiaries of qualified trusts to be treated as holding the REIT’s shares in proportion to their actual interests in the qualified trust and the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held if either (1) at least one qualified trust holds more than 25% by value of the REIT’s shares or (2) a group of qualified trusts, each owning more than 10% by value of the REIT’s shares, holds in the aggregate more than 50% of the REIT’s shares. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income (less certain associated expenses) of the REIT. In the event that this ratio is less than 5% for any year, then the qualified trust will not be treated as having received UBTI as a result of the REIT dividend. For these purposes, a qualified trust is any trust described in Section 401(a) of the Internal Revenue Code and exempt from tax under Section 501(a) of the Internal Revenue Code.

Taxation of Non-U.S. Shareholders

A “non-U.S. Shareholder” is a shareholder that is not a U.S. Shareholder or a partnership (or entity treated as a partnership for federal income tax purposes). The rules governing the federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other non-U.S. shareholders are complex. This section is only a summary of such rules. We urge non-U.S. Shareholders to consult their own tax advisors to determine the impact of federal, foreign, state, and local income tax laws on the purchase, ownership, and disposition of our securities, including any reporting requirements.

  In general, non-U.S. Shareholders will be subject to federal income tax at graduated rates with respect to their investment in us if the income from the investment is “effectively connected” with the non-U.S. Shareholder’s conduct of a trade or business in the United States in the same manner that U.S. shareholders are taxed. A corporate non-U.S. Shareholder that receives income that is (or is treated as) effectively connected with a U.S. trade or business also may be subject to the branch profits tax under Section 884 of the Internal Revenue Code, which is imposed in addition to regular federal income tax at the rate of 30%, subject to reduction under a tax treaty, if applicable. Effectively connected income that meets various certification requirements will generally be exempt from withholding. The following discussion will apply to non-U.S. Shareholders whose income from their investments in us is not so effectively connected (except to the extent that the “FIRPTA” rules discussed below treat such income as effectively connected income).

Distributions by us that are not attributable to gain from the sale or exchange by us of a “United States real property interest” (a “USRPI”), as defined below, and that we do not designate as a capital gain distribution will be treated as an ordinary income dividend to the extent that we pay the distribution out of our current or accumulated earnings and profits. Generally, any ordinary income dividend will be subject to a federal income tax, required to be withheld by us, equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces this tax. Such a distribution in excess of our earnings and profits will be treated first as a return of capital that will reduce a non-U.S. Shareholder’s basis in its shares (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. Shareholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. Shareholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”).  The term USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property.  Under the FIRPTA rules, a non-U.S. Shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. Shareholder.  A non-U.S. Shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. Shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A corporate non-U.S. Shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, we must withhold 35% of any distribution that we could designate as a capital gain dividend.  A non-U.S. Shareholder may receive a credit against its tax liability for the amount we withhold.

Distributions by us with respect to our shares that are attributable to gain from the sale or exchange of a USRPI will be treated as ordinary dividends (taxed as described above) to a non-U.S. Shareholder rather than as gain from the sale of a USRPI as long as (1) the applicable class of shares are “regularly traded” on an established securities market in the United States and (2) the non-U.S. Shareholder did not own more than 5% of such class of shares at any time during the one-year period preceding the date of the distribution. Capital gain dividends distributed to a non-U.S. Shareholder that held more than 5% of the applicable class of shares in the year preceding the distribution, or to all non-U.S. Shareholders in the event that the applicable class of shares ceases to be regularly traded on an established securities market in the United States, will be taxed under FIRPTA as described in the preceding paragraph. Moreover, if a non-U.S. Shareholder disposes of our shares during the 30-day period preceding a dividend payment, and such non-U.S. Shareholder (or a person related to such non-U.S. Shareholder) acquires or enters into a contract or option to acquire our shares within 61 days of the 1st day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. Shareholder, then such non-U.S. Shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Although tax treaties may reduce our withholding obligations, we generally will be required to withhold from distributions to non-U.S. Shareholders, and remit to the IRS, 30% of ordinary dividends paid out of earnings and profits. Special withholding rules apply to capital gain dividends that are not recharacterized as ordinary dividends.

In addition, we may be required to withhold 10% of distributions in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to a withholding rate of 30%. If the amount of tax withheld by us with respect to a distribution to a non-U.S. Shareholder exceeds the shareholder’s U.S. tax liability, the non-U.S. Shareholder may file for a refund of such excess from the IRS.

We expect to withhold federal income tax at the rate of 30% on all distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. Shareholder unless:

•	a lower treaty rate applies and the non-U.S. Shareholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

•
the non-U.S. Shareholder files with us an IRS Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. Shareholder’s trade or business so that no withholding tax is required; or

•	the distributions are treated for FIRPTA withholding tax purposes as attributable to a sale of a USRPI, in which case tax will be withheld at a 35% rate.

Unless our shares constitute a USRPI within the meaning of FIRPTA, a sale of our shares by a non-U.S. Shareholder generally will not be subject to federal income taxation. Our shares will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A REIT is a domestically controlled qualified investment entity if at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. Shareholders. Because our common shares and Series A preferred shares are publicly traded, we cannot assure you that we are or will be a domestically controlled qualified investment entity. If we were not a domestically controlled qualified investment entity, a non-U.S. Shareholder’s sale of our shares would be a taxable sale of a USRPI unless the shares were “regularly traded” on an established securities market (such as NASDAQ) and the selling shareholder owned, actually or constructively, no more than 5% of the shares of the applicable class throughout the applicable testing period. If the gain on the sale of shares were subject to taxation under FIRPTA, the non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). However, even if our shares are not a USRPI, a nonresident alien individual’s gains from the sale of securities will be taxable if the nonresident alien individual is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains.

A purchaser of our shares from a non-U.S. Shareholder will not be required to withhold under FIRPTA on the purchase price if (1) the purchased shares are “regularly traded” on an established securities market and the selling shareholder owned, actually or constrictively, no more than 5% of the shares of the applicable class throughout the applicable testing period or (2) if we are a domestically controlled qualified investment entity. Otherwise, the purchaser of our shares from a non-U.S. Shareholder may be required to withhold 10% of the purchase price and remit this amount to the IRS. We believe that our common shares and Series A preferred shares qualify as “regularly traded”.

Upon the death of a nonresident alien individual, that individual’s ownership of our shares will be treated as part of his or her U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. Shareholder provided that the non-U.S. Shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN or W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. Shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. Shareholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. Shareholder of shares made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. Shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s U.S. federal income tax liability if certain required information is furnished to the IRS. Shareholders should consult their own tax advisers regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Other Tax Consequences

Tax Aspects of Our Investments in the Operating Partnership and Subsidiary Partnerships.  The following discussion summarizes certain material federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire that are treated as partnerships for federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as “Partnerships.” The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships.  We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

   A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership (other than the operating partnership, which has more than 100 partners) should qualify for the private placement exclusion.

The operating partnership does not qualify for the private placement exclusion. Another safe harbor under the PTP regulations provides that so long as the sum of the percentage interests in partnership capital or profits transferred during the taxable year of the partnership does not exceed two percent of the total interests in the partnership capital or profits, interests in the partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof.  For purposes of applying the two percent threshold, “private transfers,” transfers made under certain redemption or repurchase agreements, and transfers made through a “qualified matching service” are ignored.  While we believe that the operating partnership satisfies the conditions of this safe harbor, we cannot assure you that the operating partnership has or will continue to meet the conditions of this safe harbor in the future.  Consequently, while units of the operating partnership are not and will not be traded on an established securities market, and while the exchange rights of limited partners of the operating partnership are restricted by the agreement of limited partnership in ways that we believe, taking into account all of the facts and circumstances, prevent the limited partners from being able to buy, sell or exchange their limited partnership interests in a manner such that the limited partnership interests would be considered “readily tradable on a secondary market or the substantial equivalent thereof” under the PTP regulations, no complete assurance can be provided that the IRS will not successfully assert that the operating partnership is a publicly traded partnership.

As noted above, a publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership’s gross income for each taxable year in which the partnership is a publicly traded partnership consists of “qualifying income” under Section 7704 of the Internal Revenue Code. “Qualifying income” under Section 7704 of the Internal Revenue Code includes interest, dividends, real property rents, gains from the disposition of real property, and certain income or gains from the exploitation of natural resources. In addition, qualifying income under Section 7704 of the Internal Revenue Code generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. We believe the operating partnership has satisfied the 90% qualifying income test under Section 7704 of the Internal Revenue Code in each year since its formation and will continue to satisfy that exception in the future. Thus, we believe the operating partnership has not and will not be taxed as a corporation.

There is one significant difference, however, regarding rent received from related party tenants under the REIT gross income tests and the 90% qualifying income exception. For a REIT, rent from a tenant does not qualify as rents from real property if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant. Under Section 7704 of the Internal Revenue Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant. Accordingly, we will need to monitor compliance with both the REIT rules and the publicly traded partnership rules.

  We have not requested, and do not intend to request, a ruling from the IRS that the operating partnership or any other Partnerships will be classified as a partnership (or disregarded entity, if the entity has only one owner or member) for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “–Requirements for Qualification – Income Tests” and “–Requirements for Qualification – Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “–Annual Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax.  A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

Partnership Allocations.  Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties.  Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a “book-tax difference”. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Our operating partnership has acquired and may acquire appreciated property in exchange for limited partnership interests. We have a carryover, rather than a fair market value, basis in such contributed assets equal to the basis of the contributors in such assets, resulting in a book-tax difference.  As a result of that book-tax difference, we have a lower adjusted basis with respect to that portion of our operating partnership’s assets than we would have with respect to assets having a tax basis equal to fair market value at the time of acquisition.  This results in lower depreciation deductions with respect to the portion of our operating partnership’s assets attributable to such contributions, which could cause us to be allocated tax gain in excess of book gain in the event of a property disposition.

The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Unless we as general partner select a different method, our operating partnership will use the traditional method for allocating items with respect to which there is a book-tax difference. As a result, the carryover basis of assets in the hands of our operating partnership in contributed property causes us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all of our assets were to have a tax basis equal to their fair market value at the time of the contribution, and a sale of that portion of our operating partnership’s properties which have a carryover basis could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. As a result of the foregoing allocations, we may recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends, instead of a tax-free return of capital or capital gains.

Basis in Partnership Interest.  Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•
reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property.  Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “–Requirements for Qualification – Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision.  The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions.  These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein.  The impact of this reversion is not discussed herein.  Consequently, shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our shares of beneficial interest.

Recent Legislation

On March 18, 2010, the President signed into law the Hiring Incentives to Restore Employment Act of 2010 (the “HIRE Act”).  The HIRE Act imposes a U.S. withholding tax at a 30% rate on dividends and proceeds of sale in respect of our shares of beneficial interest received by U.S. Shareholders who own their shares through foreign accounts or foreign intermediaries and certain non-U.S. Shareholders if certain disclosure requirements related to

U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. Shareholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. These new withholding rules are generally effective for payments made after December 31, 2012.

On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010 (the “Reconciliation Act”).  The Reconciliation Act will require certain U.S. Shareholders who are individuals, estates or trusts and whose income exceeds certain thresholds to pay a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. This tax will apply for taxable years beginning after December 31, 2012. U.S. Shareholders should consult their tax advisors regarding the effect, if any, of the Reconciliation Act on their ownership and disposition of our shares of beneficial interest.

State and Local Tax

We and our shareholders may be subject to state and local tax in various states and localities, including those in which we or they transact business, own property or reside. The tax treatment of us and our shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus directly, through agents designated by us from time to time or to or through underwriters or dealers.  If any agents, underwriters or dealers are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.  Underwriters may sell the securities offered by this prospectus to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

The securities may be offered and sold at a fixed price or prices, which may be subject to change, at prices related to the prevailing market prices at the time of sale, at negotiated prices or at other prices determined at the time of sale.

If so indicated in an applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers by certain institutions to purchase the securities offered by this prospectus from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated and the terms set forth in that prospectus supplement.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities offered by this prospectus, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in any applicable prospectus supplement.  Underwriters, dealers and agents participating in the distribution of the securities offered by this prospectus may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities offered by this prospectus may be deemed to be underwriting discounts and commissions, under the Securities Act.  Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

Unless otherwise indicated in an applicable prospectus supplement, the obligations of the underwriters to purchase any offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

Underwriters, agents and dealers, and their affiliates, may be customers of, engage in transactions with, and perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered by this prospectus and other legal matters will be passed upon for us by Pringle & Herigstad, P.C.  Certain federal income tax matters will be passed upon for us by Hunton & Williams LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company’s Current Report on Form 8-K filed September 18, 2009 for the year ended April 30, 2009, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC covering the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You can request copies of those documents upon payment of a duplicating fee to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.  You can review our SEC filings, including the registration statement, by accessing the SEC’s Internet site at http://www.sec.gov or our web site at http://www.iret.com.  The information set forth on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we consider incorporated documents to be part of the prospectus; we may disclose important information to you by referring you to those documents; and information we subsequently file with the SEC will automatically update and/or supersede the information in this prospectus.  This prospectus incorporates by reference the following documents, all of which are filed under SEC File No. 1-14851:

•	Our Annual Report on Form 10-K for the year ended April 30, 2009;

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the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended April 30, 2009 from our definitive proxy statement on Schedule 14A filed with the SEC on August 3, 2009;

•	Our Quarterly Reports on Form 10-Q, filed with the SEC on September 9, 2009, December 10, 2009 and March 12, 2010;

•	Our Current Reports on Form 8-K, filed with the SEC on October 6, 2009 (as to Item 8.01 only); on September 18, 2009; and on June 2, 2009 (as to Item 8.01 only);

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The description of our common shares contained in our Registration Statement on Form 10 (File No. 0-14851), dated July 29, 1986, as amended by the Amended Registration Statement on Form 10, dated December 17, 1986, and the Second Amended Registration Statement on Form 10, dated March 12, 1987; and

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the description of our Series A Cumulative Redeemable Preferred Shares of Beneficial Interest contained in our registration statement on Form 8-A, dated April 21, 2004 and filed with the SEC on April 22, 2004.

We also incorporate by reference into this prospectus all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement, and after the date of this prospectus and prior to the termination of the sale of our securities offered by this prospectus.

We will provide copies of all documents that are incorporated by reference into this prospectus and any applicable prospectus supplement (not including the exhibits other than exhibits that are specifically incorporated by reference) without charge to each person who so requests in writing or by calling us at the following address and telephone number:

Investors Real Estate Trust
3015 16th Street SW, Suite 100
Minot, N.D. 58701
Attn:  Michael Bosh, General Counsel
(701) 837-4738

$100,000,000

Common Shares of Beneficial Interest

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PROSPECTUS SUPPLEMENT

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January 20, 2012